SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

CALLAWAY GOLF COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES
BOARD OF DIRECTORS
INDEPENDENT ACCOUNTANTS
COMPENSATION OF EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE AND THE STOCK OPTION COMMITTEE (EMPLOYEE PLANS) OF THE BOARD OF DIRECTORS
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT
SHAREHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A
APPENDIX B
APPENDIX C

April 21, 2003

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of the Shareholders of Callaway Golf Company, which will be held on Tuesday, June 10, 2003, at the San Diego Marriott Del Mar hotel, 11966 El Camino Real, San Diego, California 92130, commencing at 10:00 a.m. (PDT). A map is provided on the back page of these materials for your reference. Your Board of Directors and management look forward to greeting personally those shareholders who are able to attend.

      Shareholders are being asked to elect seven directors at the meeting. All the nominees are currently members of the Board of Directors. Information about the nominees is set forth in the enclosed Proxy Statement, which you are urged to read thoroughly. Your Board of Directors recommends a vote “FOR” each of the nominees.

      It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to return a proxy as promptly as possible either by signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope or by telephone or through the Internet in accordance with the enclosed instructions.

      I hope to see you on June 10th.

Sincerely,

Ronald A. Drapeau
Chairman of the Board,
President and Chief Executive Officer

CALLAWAY GOLF COMPANY

2180 Rutherford Road
Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Meeting Date: June 10, 2003

TO OUR SHAREHOLDERS:

      The 2003 Annual Meeting of Shareholders (“Annual Meeting”) of Callaway Golf Company, a Delaware corporation (the “Company”), will be held at the San Diego Marriott Del Mar hotel, 11966 El Camino Real, San Diego, California 92130, commencing at 10:00 a.m. (PDT), on Tuesday, June 10, 2003, to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

1.	To elect seven directors to the Company’s Board of Directors to serve until the 2004 annual meeting of shareholders and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

      At the Annual Meeting, the Board of Directors intends to nominate the following seven individuals for election to the Board of Directors: Ronald A. Drapeau, Samuel H. Armacost, William C. Baker, Ronald S. Beard, John C. Cushman, III, Yotaro Kobayashi and Richard L. Rosenfield. All seven are currently members of the Company’s Board of Directors. For more information concerning these individuals, please see the accompanying Proxy Statement.

      The Board of Directors has fixed the close of business on April 11, 2003 as the record date for determination of shareholders entitled to vote at the Annual Meeting or any adjournments thereof, and only record holders of common stock at the close of business on that day will be entitled to vote. At the record date, 75,528,649 shares of common stock were issued and outstanding.

      TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO RETURN A PROXY AS PROMPTLY AS POSSIBLE EITHER BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR BY TELEPHONE OR THROUGH THE INTERNET IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

      If you plan to attend the Annual Meeting in person, we would appreciate your response by indicating so when returning the proxy.

By Order of the Board of Directors,

Steven C. McCracken
Secretary

Carlsbad, California

April 21, 2003

CALLAWAY GOLF COMPANY

2180 Rutherford Road
Carlsbad, California 92008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: June 10, 2003

      This Proxy Statement and accompanying proxy card will first be mailed to shareholders on or about April 29, 2003 in connection with the solicitation of proxies by the Board of Directors of Callaway Golf Company, a Delaware corporation (the “Company” or “Callaway Golf”). The proxies are for use at the 2003 Annual Meeting of Shareholders of the Company, which will be held on Tuesday, June 10, 2003, at the San Diego Marriott Del Mar hotel, 11966 El Camino Real, San Diego, California 92130, commencing at 10:00 a.m. (PDT), and at any meetings held upon adjournment thereof (the “Annual Meeting”). The record date for the Annual Meeting is the close of business on April 11, 2003 (the “Record Date”). Only holders of record of the Company’s common stock, $.01 par value (the “Common Stock”), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting in person, please return a proxy indicating how you wish your shares to be voted as promptly as possible. You may return a proxy either by signing, dating and returning the enclosed proxy card in the postage-prepaid envelope provided or by telephone or through the Internet. Please follow the enclosed instructions. Any shareholder who returns a proxy has the power to revoke it at any time prior to its effective use either by filing with the Secretary of the Company a written instrument revoking it, or by returning (by mail, telephone or Internet) another later dated proxy, or by attending the Annual Meeting and voting in person. If you sign and return your proxy but do not indicate how you want to vote your shares for each proposal, then for any proposal for which you do not so indicate your shares will be voted at the Annual Meeting in accordance with the recommendation of the Board of Directors. The Board of Directors recommends a vote “FOR” each of the nominees for election as directors as set forth in this Proxy Statement. By returning the proxy (either by mail, telephone or Internet), unless you notify the Secretary of the Company in writing to the contrary, you are also authorizing the proxies to vote with regard to any other matter which may properly come before the Annual Meeting or any adjournment thereof. The Company does not currently know of any such other matter. If there were any such additional matters, the proxies would vote your shares in accordance with the recommendation of the Board of Directors.

      At the Record Date, there were 75,528,649 shares of the Company’s Common Stock issued and outstanding. No other voting securities of the Company were outstanding at the Record Date. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company’s outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers do not have the authority to vote on certain items when they have not received instructions from beneficial owners (“broker non-votes”). Abstentions may be specified for all proposals except the election of directors. Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in the tabulation of votes cast and have the same effect as voting against a proposal. Broker non-votes are not considered as having voted for purposes of determining the outcome of a vote. The election of directors being voted upon at the upcoming Annual Meeting is considered routine and brokers may vote on the election of directors without instructions from the beneficial owners.

      Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle each shareholder to cast as many votes as are equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, which votes may be cast for one candidate or distributed among two or more candidates.

The seven nominees for director receiving the highest number of votes at the Annual Meeting will be elected. A return of a proxy giving authority to vote for the nominees named in this Proxy Statement will also give discretion to the proxies to vote shares cumulatively for one or more nominees so as to elect the maximum number of directors recommended by the Board of Directors.

      The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying proxy card, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in the name of such bank or broker or other third party, and will reimburse such banks, brokers and third parties for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, Internet and personal solicitation by directors, officers and other employees of the Company, but no additional compensation will be paid to such individuals. The Company has retained the firm of Mellon Investor Services LLC to assist in the solicitation of proxies for a base fee of approximately $8,000, plus out-of-pocket expenses.

      Householding. With regard to the delivery of annual reports and proxy statements, under certain circumstances the Securities and Exchange Commission permits a single set of such documents to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder, however, still receives a separate proxy card. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs as well. A number of banks, brokers and other firms have instituted householding and have previously sent a notice to that effect to certain of the Company’s shareholders whose shares are registered in the name of the bank, broker or other firm. As a result, unless the shareholders receiving such notice gave contrary instructions, only one annual report and one proxy statement will be mailed to an address at which two or more such shareholders reside. If any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, such shareholder should telephone toll-free 1-800-542-1061. In addition, if any shareholder who previously consented to householding desires to receive a separate copy of the proxy statement or annual report for each shareholder at his or her same address, such shareholder should contact his or her bank, broker or other firm in whose name the shares are registered or contact the Company as follows: Callaway Golf Company, ATTN: Investor Relations, 2180 Rutherford Road, Carlsbad, CA 92008, telephone (760) 931-1771.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

      The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of March 31, 2003 (except as otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table appearing elsewhere in this Proxy Statement (“named executive officer”) and (iv) all directors of the Company, named executive officers and other executive officers of the Company as a group.

	Shares Beneficially Owned

Name and Address of Beneficial Owner(1)	Number	Percent

Arrowhead Trust Incorporated, Trustee for the Callaway Golf Company Grantor Stock Trust(2)	9,750,028	12.9%
24 Executive Park, Suite 125 Irvine, CA 92614
Wellington Management Company, LLP(3)	7,991,155	10.6%
75 State Street Boston, MA 02109
Private Capital Management, L.P.(4)	6,672,594	8.8%
8889 Pelican Bay Blvd Naples, FL 34108
Royce & Associates LLC(5)	4,183,100	5.5%
1414 Avenue of the Americas New York, NY 10019
Ronald A. Drapeau(6)	703,793	*
Samuel H. Armacost(7)	5,000	*
William C. Baker(8)	40,901	*
Ronald S. Beard(9)	11,000	*
John C. Cushman, III(10)	—	—
Richard C. Helmstetter(11)	891,502	1.2%
Bradley J. Holiday(12)	259,115	*
Vernon E. Jordan, Jr.(13)	93,000	*
Yotaro Kobayashi(14)	88,000	*
Michael W. McCormick(15)	426,589	*
Steven C. McCracken(16)	654,677	*
Robert A. Penicka(17)	164,620	*
Richard L. Rosenfield(18)	138,100	*
All directors, named executive officers and other executive officers as a group (15 persons)(19)	3,970,244	5.0%

*	Less than one percent

(1)	Except as otherwise indicated, the address for all persons shown on this table is c/o Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder. Furthermore, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table includes shares issuable upon exercise of options if the options may be exercised on or before May 30, 2003, irrespective of the price at which the Company’s Common Stock is trading on the New York Stock Exchange. Consequently, included in the number of shares beneficially owned are shares issuable upon the exercise of options where the exercise price of the options is above the trading price of the Company’s Common Stock on the New York Stock Exchange. The closing price of the Company’s Common Stock on the New York Stock Exchange on March 31, 2003 was $11.88.

(2)	The Callaway Golf Company Grantor Stock Trust (the “GST”) holds Company Common Stock pursuant to a trust agreement creating the GST in connection with the prefunding of certain obligations of the Company under various employee benefit plans. Both the GST and Arrowhead Trust Incorporated (the “Trustee”) disclaim beneficial ownership of the shares of Common Stock. The Trustee has no discretion in the manner in which the Company’s Common Stock held by the GST will be voted. The trust agreement provides that employees who hold unexercised options as of the Record Date under the Company’s stock option plans and employees who have purchased stock under the Company’s 1999 Employee Stock Purchase Plan during the twelve months preceding the Record Date will, in effect, determine the manner in which shares of the Company’s Common Stock held in the GST are voted. The Trustee will vote the Common Stock held in the GST in the manner directed by those employees who submit voting instructions for the shares.

The number of shares as to which any one employee can direct the vote will depend upon how many employees submit voting instructions to the Trustee. If all employees entitled to submit such instructions do so, as of April 11, 2003, the following named executive officers would have the right to direct the vote of the following approximate share amounts: Ronald A. Drapeau — 860,288, Richard C. Helmstetter — 659,553, Steven C. McCracken — 733,040, Bradley J. Holiday — 344,588, Robert A. Penicka — 267,032 and all executive officers as a group 3,545,815. If less than all of the eligible employees submit voting instructions, then the foregoing amounts would be higher. The trust agreement further provides that all voting instructions received by the Trustee will be held in confidence and not disclosed to any person including the Company.

(3)	This information is based upon a Schedule 13G/ A filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 12, 2003. This schedule also reported that 5,872,355 shares were the number of shares as to which Wellington Management Company had shared power to vote or to direct the vote. Wellington Management Company had shared dispositive power with respect to 7,991,155 shares.

(4)	This information is based upon a Schedule 13G/A filed by Private Capital Management, L.P. with the Securities and Exchange Commission on February 14, 2003. This schedule also reported that Private Capital Management had shared voting and dispositive power with respect to all such shares.

(5)	This information is based upon a Schedule 13G filed by Royce & Associates LLC with the Securities and Exchange Commission on February 3, 2003. Royce & Associates LLC has sole voting and dispositive power with respect to all such shares.

(6)	Includes 641,668 shares issuable upon exercise of options held by Mr. Drapeau, which are currently exercisable or become exercisable on or before May 30, 2003. Includes 1,700 shares held by Mr. Drapeau’s spouse. Also includes 12,000 shares held by the Drapeau Family Trust for which Mr. Drapeau is a trustee with voting and dispositive power over such shares.

(7)	Mr. Armacost joined the Board of Directors on April 21, 2003.

(8)	Includes 30,000 shares issuable upon exercise of options held by Mr. Baker, which are currently exercisable or become exercisable on or before May 30, 2003. Includes 50 shares held by Mr. Baker’s spouse.

(9)	Includes 10,000 shares issuable upon exercise of options held by Mr. Beard, which are currently exercisable or become exercisable on or before May 30, 2003.

(10)	Mr. Cushman joined the Board of Directors on April 21, 2003.

(11)	Includes 550,001 shares issuable upon exercise of options held by Mr. Helmstetter, which are currently exercisable or become exercisable on or before May 30, 2003. Also includes 341,501 shares held by the Helmstetter Family Trust for which Mr. Helmstetter is a trustee, with voting and dispositive powers over such shares.

(12)	Includes 258,334 shares issuable upon exercise of options held by Mr. Holiday, which are currently exercisable or become exercisable on or before May 30, 2003.

(13)	Includes 92,000 shares issuable upon exercise of options held by Mr. Jordan, which are currently exercisable or become exercisable on or before May 30, 2003.

(14)	Represents 88,000 shares issuable upon exercise of options held by Mr. Kobayashi, which are currently exercisable or become exercisable on or before May 30, 2003.

(15)	Includes 425,000 shares issuable upon exercise of options held by Mr. McCormick, which are currently exercisable or become exercisable on or before May 30, 2003. Mr. McCormick ceased to be an executive officer of the Company as of August 31, 2002.

(16)	Includes 620,002 shares issuable upon exercise of options held by Mr. McCracken, which are currently exercisable or become exercisable on or before May 30, 2003. Includes 14,872 shares held by the McCracken/ Waggener Family Trust for which Mr. McCracken is a trustee with voting and dispositive powers over such shares. Also includes 1,500 shares held by Mr. McCracken’s spouse and 550 shares held for the benefit of Mr. McCracken’s children.

(17)	Includes 155,334 shares issuable upon exercise of options held by Mr. Penicka, which are currently exercisable or become exercisable on or before May 30, 2003.

(18)	Includes 110,000 shares issuable upon exercise of options held by Mr. Rosenfield, which are currently exercisable or become exercisable on or before May 30, 2003. Includes 8,000 shares held in a trust for the benefit of Mr. Rosenfield’s children and 50 shares held by Mr. Rosenfield’s spouse.

(19)	Includes 3,468,673 shares issuable upon exercise of options held by these individuals, which are currently exercisable or become exercisable on or before May 30, 2003.

BOARD OF DIRECTORS

Independence

      In accord with the Company’s Bylaws and the governance policies of the Board, a substantial majority of the Company’s directors must be independent as determined by the Board. In making its independence determinations, the Board generally follows the independence standards the New York Stock Exchange currently requires for Audit Committee members. More specifically, the Board considers whether a director has any direct or indirect relationship to the Company that may interfere with the exercise of the director’s independence from management and the Company. In evaluating a particular relationship, the Board considers the materiality of the relationship to the Company, to the director and, if applicable, to an organization with which the director is affiliated.

      The New York Stock Exchange has proposed new standards for independence that would be applicable if adopted in their current form. The Board believes that all of the Company’s directors currently classified as independent would also qualify as independent under the proposed standards.

      The Board currently consists of seven independent directors and one non-independent management director, Mr. Drapeau. Mr. Jordan, however, has informed the Company that he will not stand for re-election at the Annual Meeting, and in accordance with the terms of the Company’s Bylaws, the Board of Directors has determined that the size of the Board will be reduced to seven directors upon the expiration of Mr. Jordan’s term at the Annual Meeting. The shareholders therefore will be asked to vote upon and to elect seven directors at the Annual Meeting. More information on the Company’s Board of Directors may be found elsewhere in this Proxy Statement.

Nominees for Election

      The Board of Directors has determined that the seven directors named below will be nominated for election as directors at the Annual Meeting. Six of the seven nominees are independent under applicable standards. Directors of the Company hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

      If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

      The nominees for election as directors at the Annual Meeting are set forth below.

		Director
Name	Positions with the Company	Since

Ronald A. Drapeau	Chairman of the Board, President and Chief Executive Officer	2001
Samuel H. Armacost	Director	2003
William C. Baker	Director	1994
Ronald S. Beard	Director	2001
John C. Cushman, III	Director	2003
Yotaro Kobayashi	Director	1998
Richard L. Rosenfield	Director	1994

      For additional biographical information concerning these nominees, see below “Biographical Information of Nominees.”

Committees

      The Board of Directors currently has seven standing committees, namely the Audit Committee, the Compensation and Management Succession Committee, the Executive Committee, the Finance Committee, the Nominating and Corporate Governance Committee, the Stock Option Committee (Employee Plans) and the Stock Option Committee (Non-Employee Plans). The Board of Directors has adopted written charters for each of the Committees. The Board of Directors is in the process of reviewing and revising the charters in light of the Sarbanes-Oxley Act of 2002 and new and proposed rules of the Securities and Exchange Commission and the New York Stock Exchange. It is anticipated that the new charters will be approved at the Board’s meeting in June.

      The Audit Committee currently consists of Messrs. Beard (Chair), Baker and Rosenfield. The committee is responsible for representing the Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial practices of the Company and its subsidiaries. The committee has been delegated the general responsibility for the oversight of internal controls and accounting and audit activities of the Company and its subsidiaries, including matters relating to the Company’s outside auditors. Each of the members of the Audit Committee is independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards. The Board has determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, consistent with the current requirements of the New York Stock Exchange.

      The Compensation and Management Succession Committee currently consists of Messrs. Rosenfield (Chair), Baker, Beard and Jordan. The committee is responsible for succession planning for the office of the chief executive of the Company. This committee is also responsible for reviewing the performance of the Company’s chairman, president and chief executive officer, for reviewing and approving the employment contracts with the Company’s senior officers, for reviewing and approving the compensation plans and policies for the Company’s officers, and for determining the amount of any bonuses or incentive awards payable by the Company to its officers. The committee, through an Employee Stock Purchase Plan subcommittee consisting of Messrs. Rosenfield (Chair) and Baker, also administers the Company’s Employee Stock Purchase Plan. Each of the members of this committee is independent in accordance with the independence standards for Board members discussed above.

      The Executive Committee currently consists of Messrs. Rosenfield (Chair), Baker, Beard and Drapeau. The committee is responsible for assisting the Board of Directors and management in their operations. The committee performs such tasks as the Board of Directors delegates to it from time to time. During much of 2002, the Executive Committee was responsible for advising the Board on matters of corporate governance. In early 2003, that responsibility was transferred to the Nominating and Corporate Governance Committee.

      The Finance Committee currently consists of Messrs. Baker (Chair), Beard, Drapeau and Rosenfield. The committee is responsible for reviewing the Company’s annual operating budget, business plan and strategic business objectives and initiatives, for authorizing the establishment of credit facilities and bank accounts, for evaluating the Company’s asset mix, capital structure and strategies, financial projections, plans and arrangements for the Company’s financing and for establishing strategic policies related to the financial affairs and economic risk management of the Company.

      The Nominating and Corporate Governance Committee currently consists of Messrs. Jordan (Chair), Baker, Beard, Kobayashi and Rosenfield. This committee identifies, screens and recommends potential new board members. In addition, this committee is responsible for reviewing the Company’s corporate governance processes and policies and recommending changes as appropriate. Each of the members of this committee is independent in accordance with the independence standards for Board members discussed above. The committee will consider nominees for directors proposed by shareholders for election at the Company’s 2004 annual meeting of shareholders, so long as any such proposal is received in writing by the Secretary of the Company in accordance with the procedures described at “Shareholder Proposals” in this Proxy Statement.

      The Stock Option Committee (Employee Plans) currently consists of Messrs. Rosenfield (Chair) and Baker. This committee administers the employee benefit plans of the Company pursuant to which the Company awards stock options to employees, including officers, of the Company.

      The Stock Option Committee (Non-Employee Plans) currently consists of Mr. Drapeau as the sole member. This committee administers the Company’s Promotion, Marketing and Endorsement Stock Incentive Plan pursuant to which the Company previously granted stock options to non-employee staff professionals and others that have agreed to endorse or otherwise support the Company’s products. This plan expired in the beginning of 2003 and therefore no additional grants may be made under this plan. There remains outstanding, however, options which have previously been granted out of this plan but which have not been exercised.

      Messrs. Armacost and Cushman were appointed to the Board effective April 21, 2003, and have been nominated for election at the Annual Meeting of Shareholders. At this time neither has been appointed to any committees of the Board. However, it is expected that, if elected, they will each be appointed to one or more committees at the Board’s annual organizational meeting immediately following the Annual Meeting.

Meetings

      During 2002, the Company’s Board of Directors met five times; the Audit Committee met seven times; the Compensation and Management Succession Committee met five times; the Executive Committee met five times; the Finance Committee met four times; and the Nominating and Corporate Governance Committee met one time. The Stock Option Committee (Employee Plans) did not hold any formal meetings. The Stock Option Committee (Non-Employee Plans) did not hold any formal meetings because Mr. Drapeau is the sole member of the committee. In addition to meetings, the members of the Board of Directors and its committees sometimes take action by written consent in lieu of a meeting, which is permitted. During 2002, each of the Company’s current directors attended in excess of 75% of the meetings of the Board of Directors and committees of the Board of Directors on which he served.

Director Compensation

      Directors who are not employees of the Company receive $30,000 per year in base cash compensation, plus reimbursement of expenses, for serving on the Board of Directors. Non-employee directors also receive additional cash compensation in the amount of $1,000 per day for each Board meeting attended and additional cash compensation for each committee meeting attended in the amount of $1,000 per day for each regular member of a committee, and $1,300 per day for the Chair of a committee.

      The non-employee directors also participate in the Callaway Golf Company 2001 Non-Employee Directors Stock Option Plan (the “2001 Director Plan”), which was approved by the shareholders at the Company’s 2000 annual meeting. Pursuant to the 2001 Director Plan, a non-employee director is automati-

cally granted upon the director’s initial election or appointment to the Board an option to purchase 20,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of election or appointment. Thereafter, on each anniversary of the director’s election or appointment, each non-employee director who is expected to continue to serve as such for at least another year will receive an additional option to purchase 6,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the Common Stock on such anniversary. Initial options vest 50% upon the first anniversary of a director’s initial election or appointment and 50% upon the second anniversary. Additional options vest 100% after two years from the date of grant. Subject to certain anti-dilution adjustments, a maximum of 500,000 shares have been approved for issuance upon the exercise of stock options granted under the 2001 Director Plan.

      The Company has a policy that the non-employee directors should promote the Company’s products by using the Company’s products whenever they play golf. To assist the directors in complying with this policy, non-employee directors are entitled to receive golf club products of the Company, free of charge, for their own personal use and the use by immediate family members living in the director’s home.

      The directors also receive other benefits that are not material in amount, including the right to participate in the Company’s deferred compensation plan.

Biographical Information of Nominees

      Ronald A. Drapeau. Mr. Drapeau, 56, is the Chairman of the Board, President and Chief Executive Officer of the Company. Prior to becoming Chairman, President and Chief Executive Officer in mid-2001, Mr. Drapeau served as Senior Executive Vice President, Manufacturing of the Company since February 1999. He was President and Chief Executive Officer of Odyssey Golf, Inc., a wholly-owned subsidiary of the Company, from August 1997 until its dissolution in December 1999. Mr. Drapeau served as Executive Vice President of the Company from August 1997 to February 1999, and served as a consultant to the Company from November 1996 to August 1997. From April 1993 to September 1996, Mr. Drapeau served as Chief Executive Officer of Lynx Golf, Inc., a subsidiary of Zurn Industries, Inc., and served as Senior Vice President and Chief Financial Officer of Zurn Industries, Inc. from 1992 to 1993. Mr. Drapeau also serves on the Executive Board of Golf 20/20: Vision for the Future and on the Board of Directors of the National Golf Foundation. He is a 1969 graduate of Bentley College.

      Samuel H. Armacost. Mr. Armacost, 64, is a newly appointed Director of the Company. He is Chairman of SRI International (formerly Stanford Research Institute). Mr. Armacost joined SRI International in 1998. He was Managing Director of Weiss, Peck & Greer LLC (an investment management and venture capital firm) from 1990 to 1998. He was Managing Director of Merrill Lynch Capital Markets from 1987 to 1990. Prior to that he was President and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986. Currently, Mr. Armacost serves as a member of the Board of Directors of ChevronTexaco Corporation, Exponent, Inc., Scios Inc., Del Monte Foods Company and the James Irvine Foundation. Mr. Armacost is a graduate of Denison University and received his MBA from Stanford University in 1964.

      William C. Baker. Mr. Baker, 69, has served as a Director of the Company since January 1994 and is Chair of the Finance Committee. Mr. Baker was the President of Meditrust Operating Company from August 1998 to April 2000. He was President and Chief Executive Officer of the Los Angeles Turf Club, Inc., a subsidiary of Magna International, Inc., from December 1998 to June 1999. He was Chairman and Chief Executive Officer of The Santa Anita Companies, Inc., a subsidiary of Meditrust Operating Company, from November 1997 to December 1998. Prior to that, he was Chairman of Santa Anita Realty Enterprises, Inc. from April 1996 to November 1997 and Chairman, President and Chief Executive Officer of Santa Anita Operating Company from August 1996 to November 1997. He was President and Chief Operating Officer of Red Robin International, Inc. (a restaurant chain) from May 1993 to May 1995, and Chairman and Chief Executive Officer of Carolina Restaurant Enterprises, Inc. from August 1992 to December 1995. Mr. Baker was the principal shareholder and Chief Executive Officer of Del Taco, Inc. from 1977 until 1988 when that business was sold. He also serves as a Director of La Quinta Corporation (f/k/a The Meditrust Companies),

Public Storage, Inc. and California Pizza Kitchen, Inc. Mr. Baker received his law degree in 1957 from the University of Texas.

      Ronald S. Beard. Mr. Beard, 64, has served as a Director of the Company since June 2001. He is Chair of the Audit Committee and serves as lead independent director. Mr. Beard is currently a partner in the Zeughauser Group, consultants to the legal industry. Mr. Beard is a retired former partner of the law firm of Gibson, Dunn & Crutcher LLP. He joined the firm in 1964, served as Chairman of the firm from April 1991 until December 2001, and was also its Managing Partner from April 1991 until mid-1997. Mr. Beard served as the Company’s general outside counsel from 1998 until he joined the Board of Directors. He received his law degree in 1964 from Yale Law School.

      John C. Cushman, III. Mr. Cushman, 62, is a newly appointed Director of the Company. He has been Chairman of Cushman & Wakefield, Inc. since the company merged with Cushman Realty Corporation in 2001. In 1978, he co-founded Cushman Realty Corporation. Mr. Cushman serves as Director and Chief Executive Officer of Cushman Winery Corporation, owner of Zaca Mesa Winery in Los Olivos, California, which he co-founded in 1972. He began his career with Cushman & Wakefield, Inc., a commercial real estate firm, from 1963 to 1978. Currently, Mr. Cushman serves as a member of the Board of Directors of Culinary Holdings, Inc., D.A. Cushman Realty Corporation, Inglewood Park Cemetery, La Quinta Corporation, La Quinta Properties, Inc. and Los Angeles Turf Club. Mr. Cushman is a graduate of Colgate University (1963) and attended the Advanced Management Program at Harvard University.

      Yotaro Kobayashi. Mr. Kobayashi, 69, has served as a Director of the Company since June 1998. He is Chairman of the Board of Fuji Xerox Co., Ltd. Mr. Kobayashi joined Fuji Photo Film Co., Ltd. in 1958, was assigned to Fuji Xerox Co., Ltd. in 1963, named President and Chief Executive Officer in 1978 and Chairman and Chief Executive Officer in 1992. Mr. Kobayashi is also a Director of Xerox Corporation, and Nippon Telegraph and Telephone Corporation (NTT). He holds positions as Chairman of The Aspen Institute Japan, Pacific Asia Chairman of the Trilateral Commission, and Vice Chairman of the International University of Japan. He also is on the Advisory Boards of both Booz Allen and Hamilton and the Council on Foreign Relations and is on the International Council of JP Morgan. In addition, Mr. Kobayashi serves on the Board of Trustees of Keio University. He is a 1956 graduate of Keio University and received his MBA from The Wharton School in 1958.

      Richard L. Rosenfield. Mr. Rosenfield, 57, has served as a Director of the Company since April 1994. He is Chair of the Compensation and Management Succession Committee, Executive Committee and the Stock Option Committee (Employee Plans). In 2003, Mr. Rosenfield co-founded and is co-Chairman and co-Chief Executive Officer of LA Food Show, Inc. (a restaurant operating company). He is also co-Founder and co-Chairman of the Board of California Pizza Kitchen, Inc., a gourmet pizza restaurant chain founded in 1985. From 1973 to 1985, Mr. Rosenfield was a principal and partner of the law firm of Flax and Rosenfield, a private law firm in Beverly Hills, California. From 1969 to 1973, Mr. Rosenfield served as an attorney in the U.S. Department of Justice. He is a 1969 graduate of DePaul University College of Law.

Report of the Audit Committee

      The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial practices of the Company and its subsidiaries, and has general responsibility for the oversight of internal controls and accounting and audit activities of the Company and its subsidiaries. The Audit Committee is responsible for reviewing and discussing with management and the Company’s outside auditor the Company’s annual and quarterly financial statements and financial reporting process. The Audit Committee does not prepare or audit the Company’s financial statements; management has the responsibility for preparing the Company’s financial statements and for its financial reporting process. The Company’s outside auditor is responsible for expressing an opinion on the conformance of the Company’s financial statements to accounting principles generally accepted in the United States.

      During 2002, the Audit Committee met formally seven times. Each of the current members of the committee served on the committee throughout 2002. Until May 2002, Mr. Baker served as Chair of the committee; at the Board’s annual organizational meeting in May 2002, Mr. Beard was appointed as Chair. The

Board has determined that all members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange.

      During 2002, after dismissing Arthur Andersen LLP as the Company’s outside auditors, the Audit Committee recommended and the Board of Directors engaged KPMG, LLP to audit the Company’s financial statements for the year ended December 31, 2002. In December 2002, the Audit Committee recommended and the Board dismissed KPMG and engaged Deloitte & Touche LLP to audit the Company’s financial statements for the year ended December 31, 2002. For additional information concerning the changes in auditors and the Company’s disagreement with KPMG see below, “Independent Accountants.”

      Also during 2002, in accordance with the requirements of the Sarbanes-Oxley Act of 2002, and the related rules of the Securities and Exchange Commission issued under such act, the Company’s Chief Executive Officer and Chief Financial Officer began certifying the Company’s periodic reports filed with the Securities and Exchange Commission. In connection with the certification process, such officers also informed the Audit Committee on a quarterly basis of the results of their quarterly review of the Company’s disclosure controls and procedures.

      The Audit Committee also reviewed and discussed with management and the outside auditors the Company’s quarterly and audited annual financial statements for the year ended December 31, 2002. The Audit Committee discussed with the outside auditors the matters that the outside auditors are required to discuss with the Audit Committee pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including (a) the Company’s significant accounting policies and their application, (b) the reasonableness of management’s accounting estimates and judgments used in the preparation of the Company’s financial statements and (c) the quality of the Company’s accounting procedures and practices.

      In addition, the Audit Committee has received from the outside auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Although such letter is only required annually, as a matter of procedure the Audit Committee requests the Company’s outside auditors to provide such letter quarterly. The Audit Committee actively engaged in a dialogue with the outside auditors with respect to any and all disclosed relationships or services that might impact the auditors’ objectivity and independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

      In accordance with the Sarbanes-Oxley Act of 2002 and applicable regulations of the Securities and Exchange Commission, it is the Audit Committee’s policy that all non-audit services must be pre-approved by the Audit Committee. The Audit Committee approves the use of the Company’s auditors to perform non-audit services only in limited circumstances and the non-audit services that have been approved generally have been tax-related services as is permitted under the Sarbanes-Oxley Act of 2002 and applicable rules of the Securities and Exchange Commission. For example, in 2002, when KPMG was engaged as the Company’s outside auditor, the Audit Committee approved the use of KPMG to perform routine tax services, which KPMG performed on a very limited basis. The non-audit services performed by Deloitte & Touche during 2002 were tax advisory and planning services (including transfer pricing services) and were conducted prior to Deloitte & Touche being engaged as the Company’s outside auditor. In February 2003, rather than lose the benefit of the work Deloitte & Touche had performed in 2002, the Audit Committee approved the use of Deloitte & Touche to complete the tax advisory and planning project it had begun in 2002 in an amount not to exceed $200,000. The Audit Committee also approved the use of Deloitte & Touche to perform routine tax services for 2003 in an amount not to exceed $150,000. In approving such services, the Audit Committee considered whether the auditors’ provision of non-audit services during 2002 was compatible with maintaining the auditors’ independence and concluded that it was.

MEMBERS OF THE AUDIT COMMITTEE

Ronald S. Beard (Chair)
William C. Baker
Richard L. Rosenfield

The preceding “Report of the Audit Committee” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the Company specifically incorporates it by reference into such filing.

INDEPENDENT ACCOUNTANTS

Dismissal of PricewaterhouseCoopers

      In early 2001, the Company’s Audit Committee requested that the Company evaluate proposals from other firms in addition to its then current outside auditor, PricewaterhouseCoopers LLP (“PwC”). PwC had been the Company’s auditor since prior to the Company’s initial public offering, and the Committee was aware of the view that companies should periodically bring in a “fresh” auditor to review its accounting practices. Management solicited proposals from likely candidates, and during the second quarter of 2001 the Audit Committee reviewed a number of candidates that had been pre-screened by management. At the conclusion of this review process, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the appointment, effective as of June 18, 2001, of Arthur Andersen as the Company’s new outside auditor for fiscal year 2001 (PwC’s engagement officially ended on June 15, 2001). The Audit Committee recommended the change because, among other things, it believed that a change in outside auditor could help assure an independent and rigorous review of the Company’s practices. In addition, the Committee felt that Arthur Andersen offered a very high level of audit services at a competitive cost to the Company.

      PwC’s report in connection with its audit of the Company’s consolidated financial statements for the year ended December 31, 2000, does not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the Company’s fiscal year ended December 31, 2000 and through the subsequent interim period through the date PwC ceased to be the Company’s auditor, there were no disagreements with PwC within the meaning of Instruction 4 of Item 304 of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Dismissal of Arthur Andersen

      The Board of Directors, upon recommendation of the Audit Committee, approved the dismissal of Arthur Andersen as the Company’s outside auditor effective March 22, 2002. The dismissal was not based upon any dissatisfaction with the services provided by Arthur Andersen, but upon concern over the future of Arthur Andersen in light of the many publicized problems encountered by the firm at that time. Arthur Andersen served as the Company’s outside auditor for fiscal year 2001 and not for any prior period. Arthur Andersen’s report on the Company’s financial statements for the year ended December 31, 2001 does not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the term of Arthur Andersen’s engagement, there were no disagreements with Arthur Andersen within the meaning of Instruction 4 of Item 304 of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

      The Board of Directors appointed the firm of KPMG to serve as the Company’s outside auditor for fiscal year 2002. KPMG’s engagement commenced effective March 25, 2002.

Dismissal of and Disagreement with KPMG

      The Company’s Board of Directors, upon recommendation of the Audit Committee, approved the dismissal of KPMG as the Company’s outside auditor effective December 12, 2002. KPMG had been appointed as the Company’s outside auditor effective March 25, 2002 and KPMG has never issued an audit report on the Company’s financial statements.

      During the third quarter of 2002, the Company and KPMG had a disagreement (as such term is defined in Instruction 4 to Item 304 of Regulation S-K) with regard to the applicable periods in which to record a reduction in the Company’s warranty reserve. Set forth below is a brief description of this disagreement.

      In the third quarter of 2002, the Company completed a review of its warranty reserves, and concluded that a reduction of approximately $17.0 million was warranted. This non-cash adjustment would result in an increase to the Company’s income in the period in which the adjustment is taken. While KPMG did not object to the magnitude of the reduction, management and KPMG could not agree on the proper period or periods in which to record the adjustment. Management believed that the reduction was the result of a current change in the estimation process, and that therefore the entire reduction should be reflected in the third quarter. KPMG ultimately advised the Company that a substantial portion of the reduction related to periods prior to 2002, and the Company’s financial statements for prior periods should be restated for a correction of an error to reflect the warranty reserve based upon the best information available to the Company at the time those prior period financial statements were prepared. Despite lengthy discussions between management and KPMG, including consultation with the staff of the Securities and Exchange Commission, management and KPMG could not reach agreement on a proper accounting treatment.

      The Audit Committee and the Audit Committee Chairman reviewed the matter with management and KPMG on several occasions, both informally and at formal meetings of the Audit Committee. Meanwhile, the Company’s filing of its Form 10-Q for the quarter ended September 30, 2002 was delayed. Ultimately, the Audit Committee recommended to the Board of Directors that a new auditor be engaged to assist in bringing the matter to a conclusion. The Board agreed that, without regard to the ultimate resolution of the warranty issue, it would be in the Company’s best interests to change auditors at that time. The Company authorized KPMG to respond fully to the inquiries of the successor accountant concerning the disagreement.

Appointment of Deloitte & Touche

      The Company’s Board of Directors, upon recommendation of the Audit Committee, approved the appointment of Deloitte & Touche effective December 12, 2002, subject to Deloitte & Touche’s customary new client acceptance procedures which were completed December 17, 2002, as the Company’s outside auditor for 2002 and until otherwise replaced. During the two fiscal years ended December 31, 2001, and the subsequent interim period prior to the appointment of Deloitte & Touche, the Company did not consult with Deloitte & Touche regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K. One or more representatives of Deloitte & Touche are expected to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions related to Deloitte & Touche’s services to the Company.

Audit Fees

      The aggregate fees billed by Deloitte & Touche for professional services rendered for the audit of the Company’s consolidated financial statements for the year ended December 31, 2002 were approximately $507,000, which includes the audit fees billed in connection with the resolution of the Company’s third quarter warranty reserve reversal.

      The aggregate fees billed by KPMG for professional services rendered for the interim review of the Company’s consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 and for the audit of the Company’s 401(k) Retirement Investment Plan for the year ended December 31, 2001 were approximately $374,000.

      The aggregate fees billed by Arthur Andersen for professional services rendered for the interim review of the Company’s consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 were approximately $54,000.

Information Systems Design and Implementation Fees

      None of Deloitte & Touche, KPMG, or Arthur Andersen billed the Company for any Financial Information System Design and Implementation fees for fiscal year 2002.

All Other Fees

      The aggregate fees billed by Deloitte & Touche for services rendered for fiscal year 2002, other than services reported under “Audit Fees” above, were approximately $345,000. These fees were primarily associated with tax related services and were for services performed prior to Deloitte & Touche being engaged as the Company’s outside auditor.

      The aggregate fees billed by KPMG for services rendered for fiscal year 2002 during the period KPMG was serving as the Company’s outside auditor, other than services reported under “Audit Fees” above, were approximately $6,000. These fees were primarily associated with tax related services. The Audit Committee monitored KPMG’s other work for the Company and concluded that the provision of such services did not interfere with KPMG’s independence or ability to perform its audit services. KPMG has never issued a report on the Company’s financial statements for the year ended December 31, 2002.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table shows the compensation paid by the Company to its Chief Executive Officer and the other four most highly compensated executive officers of the Company for the years indicated.

					Long Term
	Annual Compensation				Compensation Awards

				Other Annual	Restricted	Securities	All Other
				Compensation	Stock	Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)(1)	Awards($)	Options(#)	($)

Ronald A. Drapeau(2)	2002	$700,000	$250,000	$335	—	125,000	$15,908
Chairman, President and	2001	656,520	275,000	4,157	—	350,000	16,845
Chief Executive Officer	2000	500,000	225,000	—	—	150,000	17,610

Richard C. Helmstetter(3)	2002	608,937	150,000	116,313	—	100,000	18,269
Senior Executive Vice President,	2001	662,299	180,000	99,228	—	50,000	17,634
Chief of New Products	2000	640,181	225,000	92,241	—	150,000	19,419

Steven C. McCracken(4)	2002	500,000	125,000	—	—	100,000	17,553
Senior Executive Vice	2001	500,000	150,000	3,802	—	150,000	16,937
President, Chief Legal	2000	450,000	175,000	—	—	150,000	20,635
Officer and Secretary

Bradley J. Holiday(5)	2002	400,000	100,000	—	—	75,000	17,210
Executive Vice President and	2001	400,000	100,000	1,464	—	50,000	15,948
Chief Financial Officer	2000	166,667	320,000	—	—	200,000	64,232

Robert A. Penicka(6)	2002	400,000	100,000	—	—	75,000	16,594
Executive Vice President,	2001	360,000	125,000	967	—	35,000	14,940
Manufacturing	2000	250,417	125,000	—	—	160,000	10,200

Michael W. McCormick(7)	2002	579,477	—	59	—	75,000	19,388
Former Executive Vice	2001	500,000	100,000	4,512	—	50,000	15,800
President, Global Sales	2000	440,193	375,000	29,673	—	300,000	70,621

(1)	In accordance with the rules of the Securities and Exchange Commission, perquisites and other personal benefits, securities or property are disclosed in this column only if the aggregate amount of such items for a covered year is at least 10% of the total of annual salary and bonus for the named executive officer for such period or $50,000, whichever is less.

(2)	Mr. Drapeau’s 2001 Salary includes base salary paid for accrued but unused vacation hours in the amount of $31,520. Mr. Drapeau’s All Other Compensation for 2002 represents payment of Company contributions under the Company’s 401(k) Retirement Investment Plan in the amount of $13,450 and Company paid premiums for disability insurance in the amount of $2,458.

(3)	Mr. Helmstetter’s Salary includes payment for accrued but unused vacation hours in the amounts of $8,937 for 2002, $62,299 for 2001 and $40,181 for 2000. Mr. Helmstetter’s Other Annual Compensation includes reimbursement of personal travel expenses in the amount of $106,619 for 2002, $94,345 for 2001 and $90,241 for 2000. Mr. Helmstetter’s All Other Compensation for 2002 represents payment of Company contributions under the Company’s 401(k) Retirement Investment Plan in the amount of $15,000 and Company paid premiums for disability insurance in the amount of $3,269.

(4)	Mr. McCracken’s All Other Compensation for 2002 represents payment of Company contributions under the Company’s 401(k) Retirement Investment Plan in the amount of $15,000 and Company paid premiums for disability insurance in the amount of $2,553.

(5)	Mr. Holiday’s Bonus for 2000 includes a one-time signing bonus of $200,000 in accordance with the terms of his initial employment agreement. Mr. Holiday’s All Other Compensation for 2002 represents payment of Company contributions under the Company’s 401(k) Retirement Investment Plan in the amount of $15,000 and Company paid premiums for disability insurance in the amount of $2,210.

(6)	Mr. Penicka’s All Other Compensation for 2002 represents payment of Company contributions under the Company’s 401(k) Retirement Investment Plan in the amount of $15,000 and Company paid premiums for disability insurance in the amount of $1,594.

14.1

(7)	Mr. McCormick served as Executive Vice President, Global Sales until August 31, 2002. Mr. McCormick remained an employee of Callaway Golf through December 31, 2002. Mr. McCormick’s Salary includes payment for accrued but unused vacation hours in the amount of $79,477 for 2002. Mr. McCormick’s Bonus for 2000 includes a one-time signing bonus of $200,000 in accordance with the terms of his initial employment agreement. Mr. McCormick’s All Other Compensation for 2002 represents payment of Company contributions under the Company’s 401(k) Retirement Investment Plan in the amount of $15,000 and Company paid premiums for disability insurance in the amount of $4,388.

Option Grants in 2002

      The following table provides information on option grants made in fiscal year 2002 to the executive officers named in the Summary Compensation Table.

		% of Total
		Options
		Granted to
	Number of Securities	Employees	Exercise or		Grant Date
	Underlying Options	in Fiscal	Base Price	Expiration	Present Value
Name	Granted(#)(1)	Year	($/Sh)	Date(2)	($)(3)

Ronald A. Drapeau	125,000	5.2%	$16.5600	01/29/2012	$716,066
Richard C. Helmstetter	100,000	4.1%	16.5600	01/29/2012	572,853
Steven C. McCracken	100,000	4.1%	16.5600	01/29/2012	572,853
Bradley J. Holiday	75,000	3.1%	16.5600	01/29/2012	429,640
Robert A. Penicka	75,000	3.1%	16.5600	01/29/2012	429,640
Michael W. McCormick	75,000	3.1%	16.5600	05/30/2004	429,640

(1)	At the date of grant, the terms of these stock options provided that one-third of the shares underlying the stock option would vest on each of January 29, 2003, 2004, and 2005. One-third of the granted shares did vest on January 29, 2003. In addition, all such options vest in full immediately prior to a change in control of the Company. In accordance with his separation from the Company, the vesting of Mr. McCormick’s options was accelerated and the options vested in full on December 31, 2002.

(2)	The options expire on the date set forth in this column, unless the named executive officer’s employment with the Company is terminated prior to such date. Upon termination of employment, the named executive officer generally has one year from the date of termination to exercise his vested options. In connection with Mr. McCormick’s separation from the Company, his stock options were modified to provide that they would expire on May 30, 2004. In addition, the options may be cancelled and rescinded and proceeds may be forfeited if the named executive officer improperly discloses or misuses confidential information or trade secrets of the Company.

(3)	These options were valued as of the date of grant based on the Black-Scholes option pricing model adapted for use in valuing executive stock options using the following assumptions: (a) expected volatility of 52.2%; (b) risk-free interest rate of 2.16%; (c) dividend yield of 1.69%; and (d) expected term of 3.22 years. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the grants described above.

2002 Option Exercises and Year-End Values

      The following table provides information on options exercised during 2002 by the executive officers named in the Summary Compensation Table and unexercised options held by such persons at December 31, 2002.

	Option Exercises		Number of Securities
	During 2002		Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald A. Drapeau	—	$—	620,001	304,999	$9,375	$—
Richard C. Helmstetter	—	—	616,667	149,999	431,875	—
Steven C. McCracken	20,000	123,700	556,668	213,332	265,625	—
Bradley J. Holiday	—	—	233,334	91,666	—	—
Robert A. Penicka	—	—	130,334	103,332	1,562	—
Michael W. McCormick	—	—	425,000	—	—	—

(1)	Represents the spread between the aggregate exercise price and assumed aggregate market value using the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2002 ($13.25).

Employment Agreements and Termination of Employment Arrangements

      Mr. Drapeau. The Company has an employment agreement with Mr. Drapeau for a term currently scheduled to continue through December 31, 2003, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. Mr. Drapeau is Chairman of the Board, President and Chief Executive Officer of the Company. The employment agreement requires Mr. Drapeau to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. Drapeau to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. Drapeau is entitled to receive an annual salary of $700,000 and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Drapeau is also entitled to certain other perquisites and benefits, including paid time off, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement provides that if Mr. Drapeau’s employment is terminated by the Company for convenience or by Mr. Drapeau for substantial cause (i.e. because of a material breach by the Company), he may be entitled to receive payments of his full base salary for a period of up to 24 months and the immediate vesting of all unvested stock options. For Mr. Drapeau’s rights upon a change in control, see below “Change in Control Arrangements.”

      Mr. Helmstetter. The Company has an employment agreement with Mr. Helmstetter for a term currently scheduled to continue through December 31, 2005, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. Mr. Helmstetter is Senior Executive Vice President, Chief of New Products of the Company. The agreement requires Mr. Helmstetter to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. Helmstetter to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. Helmstetter is entitled to receive an annual salary of $600,000 (subject to increase at the discretion of the Company) and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Helmstetter is also entitled to certain other perquisites and benefits, including reimbursement up to $100,000 per year for certain personal travel expenses, vacation, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement provides that if Mr. Helmstetter’s employment is terminated by the Company for convenience or by Mr. Helmstetter for substantial cause (i.e. because of a material breach by the Company or a diminishment of his responsibilities), he will be entitled to the immediate vesting of all unvested stock options. Furthermore, if the termination is by Mr. Helmstetter for substantial cause, he will be entitled to receive certain severance benefits and perquisites and the continued payment of his full base salary and non-discretionary bonuses, if any, for the remainder of the term of the agreement. In addition, if the agreement expires by its terms or is terminated for convenience by either the Company or Mr. Helmstetter, Mr. Helmstetter will become an exclusive consultant to the Company pursuant to a separate 10-year consulting agreement, at an annual compensation equal to one-half of Mr. Helmstetter’s base salary in effect in the final year of the employment agreement. Under the employment agreement, Mr. Helmstetter also has assigned perpetually to the Company all of his rights and title to the commercial use of his name, likeness, image, character, identity and signature. If the employment agreement expires or terminates prior to December 31, 2012 because (i) the Company has elected to discontinue the automatic one-year extensions of the agreement, (ii) the Company has terminated the agreement for convenience or (iii) Mr. Helmstetter has terminated the agreement for substantial cause, then as additional consideration for the assignment of such rights, Mr. Helmstetter will be entitled to receive the difference between the severance payments otherwise due under the employment agreement and the base salary and non-discretionary bonuses Mr. Helmstetter would have received under the employment agreement through December 31, 2012. In lieu of these payments, the Company may elect to return to Mr. Helmstetter these commercial use rights. For Mr. Helmstetter’s rights upon a change in control, see below “Change in Control Arrangements.”

      Mr. McCracken. The Company has an employment agreement with Mr. McCracken for a term currently scheduled to continue through December 31, 2003, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. Mr. McCracken is Senior Executive Vice President, Chief Legal Officer and Secretary of the Company. The agreement requires Mr. McCracken to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. McCracken to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. McCracken is entitled to receive an annual salary of $500,000 and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. McCracken is also entitled to certain other perquisites and benefits, including paid time off, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement provides that if Mr. McCracken’s employment is terminated by the Company for convenience or by Mr. McCracken for substantial cause (i.e. because of a material breach by the Company), he may be entitled to receive payments of his full base salary for a period of time up to 24 months and the immediate vesting of all unvested stock options. For Mr. McCracken’s rights upon a change in control, see below “Change in Control Arrangements.”

      Mr. Holiday. The Company has an employment agreement with Mr. Holiday for a term currently scheduled to continue through December 31, 2003, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. Mr. Holiday is Executive Vice President and Chief Financial Officer of the Company. The agreement requires Mr. Holiday to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. Holiday to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. Holiday is entitled to receive an annual salary of $400,000 and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Holiday is also entitled to certain other perquisites and benefits, including paid time off, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement provides that if Mr. Holiday’s employment is terminated by the Company for convenience or by Mr. Holiday for substantial cause (i.e. because of a material breach by the Company), he may be entitled to receive payments of his full base salary for a period of time up to 12 months and the immediate vesting of all unvested stock options. For Mr. Holiday’s rights upon a change in control, see below “Change in Control Arrangements.”

      Mr. Penicka. The Company has an employment agreement with Mr. Penicka for a term currently scheduled to continue through December 31, 2003, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. Mr. Penicka is Executive Vice President, Manufacturing of the Company. The agreement requires Mr. Penicka to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. Penicka to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. Penicka is entitled to receive an annual salary of $400,000 and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Penicka is also entitled to certain other perquisites and benefits, including paid time off, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement provides that if Mr. Penicka’s employment is terminated by the Company for convenience or by Mr. Penicka for substantial cause (i.e. because of a material breach by the Company), he may be entitled to receive payments of his full base salary for a period of time up to 12 months and the immediate vesting of all unvested stock options. For Mr. Penicka’s rights upon a change in control, see below “Change in Control Arrangements.”

Change in Control Arrangements

      To better assure that they would continue to provide independent leadership consistent with the Company’s best interests in the event of an actual or threatened change in control of the Company, the Company’s employment agreements with its officers, including the named executive officers, provide certain protections in the event of a change in control. A “change in control” of the Company is defined, in general, as the acquisition by any person of beneficial ownership of 30% or more of the voting stock of the Company, the incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors, certain business combinations of the Company, or any shareholder-approved or court-ordered plan of liquidation of the Company. If a change in control occurs before the termination of Messrs. Drapeau’s, McCracken’s, Holiday’s or Penicka’s employment agreement, then the unexpired employment agreement will be automatically extended such that the initial term of the agreement shall be deemed to be for three years for Messrs. Drapeau, McCracken and Holiday, and two years for Mr. Penicka, commencing on the date of the change in control. If a change in control occurs before the termination of Mr. Helmstetter’s employment agreement, then the unexpired employment agreement will be automatically continued in the same form and substance as in effect immediately prior to the change in control. In addition, if within one year following a change in control there is a termination event with respect to any of the named executive officers, then such affected executive officer shall be deemed to be terminated for the Company’s convenience and shall be entitled to the payments to which he is entitled for a termination by the Company for convenience as described above under “Employment Agreements and Termination of Employment Arrangements.” A “termination event” means the occurrence of any of the following: (a) the termination or material breach of the employment agreement by the Company; (b) failure by the successor company to assume the employment agreement; (c) any material diminishment in the position or duties of the executive officer; (d) any reduction in compensation or benefits; or (e) any requirement that the executive officer relocate his principal residence.

      In addition, the terms governing the stock options granted to each of the named executive officers generally provide for the immediate vesting of options immediately prior to a change in control (as described above). The Company also has agreed to indemnify all officers, including the named executive officers, for payment by the Company of amounts sufficient to offset certain excise taxes incurred in connection with a change in control. The Company’s 401(k) plan also provides for full vesting of all participant accounts immediately prior to a change in control.

Compensation Committee Interlocks and Insider Participation

      The Company’s executive officer compensation matters are currently handled by the Compensation and Management Succession Committee consisting of the following non-employee directors: Messrs. Rosenfield (Chair), Baker, Beard and Jordan. Decisions relating to the approval or grant of stock options to executive officers are handled by the Stock Option Committee (Employee Plans), which consists of Messrs. Baker and Rosenfield.

      Mr. Beard is currently a partner in the Zeughauser Group, consultants to the legal industry. He is also a retired former partner of the law firm of Gibson, Dunn & Crutcher LLP. The Company retained the law firm of Gibson, Dunn & Crutcher to provide certain specialized legal services to the Company during 2002, and has retained Gibson, Dunn & Crutcher to provide similar legal services in 2003 as well. Although Mr. Beard draws retirement compensation from Gibson, Dunn & Crutcher, the amount which he receives does not reflect, and is not affected by, any revenues received by Gibson, Dunn & Crutcher from the Company. Based upon a review of Mr. Beard’s relationship with Gibson, Dunn & Crutcher, the Board has determined that he satisfies the current independence requirements of the New York Stock Exchange. The Board also believes that Mr. Beard would satisfy the independence requirements under the New York Stock Exchange’s proposed new independence standards.

REPORT OF THE COMPENSATION AND

MANAGEMENT SUCCESSION COMMITTEE AND THE STOCK OPTION
COMMITTEE (EMPLOYEE PLANS) OF THE BOARD OF DIRECTORS

      The Company’s executive compensation programs are designed to attract, retain, motivate and appropriately reward top executives. The Company has followed a practice of linking executive compensation to individual levels of responsibility as well as to the performance of the Company as a whole. In addition, it has been the Company’s practice to provide significant stock-based incentive compensation. It is believed that these practices have tended to benefit the Company and its shareholders by properly attracting and motivating top management, and by aligning the interests of management with those of shareholders.

The Committees

      The Compensation and Management Succession Committee of the Board of Directors (the “Compensation Committee”) currently consists of four independent directors (Mr. Rosenfield (Chair), Mr. Baker, Mr. Beard and Mr. Jordan). The Compensation Committee is responsible, among other things, for setting and administering the annual salary and bonus compensation of the Company’s executive officers, including the executive officers named in the foregoing Summary Compensation Table.

      The Stock Option Committee (Employee Plans) of the Board of Directors (the “Option Committee”) currently consists of two non-employee, non-management directors (Mr. Rosenfield (Chair) and Mr. Baker), each of whom is also a member of the Compensation Committee. The Option Committee is responsible, among other things, for setting and administering the long-term incentive compensation of, including stock option grants to, the Company’s executive officers, including the executive officers named in the foregoing Summary Compensation Table.

Executive Compensation Plan

      In November 2001, the Compensation Committee approved an executive Compensation Plan that had three elements: Base Salary and Benefits; Short Term (Annual) Incentives; and Long Term Incentives. Each element is intended to reward and motivate executives in different ways, as discussed below. It is the Company’s policy to be sufficiently competitive in the market overall to attract and retain the quality of executive necessary to maintain the Company’s leading position in its industry.

      Base Salary and Benefits for executives is set after a review of market data for each executive position. In general, it is the Company’s goal to set Base Salary in a range near the 75th Percentile for comparable positions. Benefits are established based upon a review of competitive offerings. The Company’s primary benefits for executives include participation in the Company’s 401(k) retirement, health, dental and vision, deferred compensation, and stock purchase plans, as well as life insurance, country club memberships, and tax planning services.

      Short Term (Annual) Incentives are reflected in annual bonuses paid primarily from an Officer Bonus Pool. All officers of Callaway Golf Company, and the heads of the Company’s foreign subsidiaries, are eligible to participate in bonuses paid from the pool. The formula for accruing the pool is tied to the Company achieving certain levels of performance with respect to growth in sales, return on sales and return on assets. Of these three factors, return on sales is weighted most heavily, and a minimum return on sales of 7% and a minimum return on assets of 11% is required before any accrual is made based upon growth in sales. The formula used for establishing this accrual in 2002 is set forth below.

Growth in Sales*		Return on Sales		Return on Assets

Achieved	Accrual	Achieved	Accrual	Achieved	Accrual

1.00%	0.50%	5.00%	11.00%	4.00%	2.00%
2.00%	1.00%	5.50%	12.00%	5.00%	2.50%
3.00%	1.50%	6.00%	13.00%	6.00%	3.00%
4.00%	2.00%	6.50%	14.00%	7.00%	3.50%
5.00%	2.50%	7.00%	15.00%	8.00%	4.00%
6.00%	3.00%	7.50%	16.00%	9.00%	4.50%
7.00%	3.50%	8.00%	17.00%	10.00%	5.00%
8.00%	4.00%	8.50%	18.00%	11.00%	5.50%
9.00%	4.50%	9.00%	19.00%	12.00%	6.00%
10.00%	5.00%	9.50%	20.00%	13.00%	6.50%
11.00%	5.50%	10.00%	21.50%	14.00%	7.00%
12.00%	6.00%	10.50%	23.50%	15.00%	7.50%
13.00%	6.50%	11.00%	26.00%	16.00%	8.00%
14.00%	7.00%	11.50%	29.00%	17.00%	8.50%
15.00%	7.50%	12.00%	32.50%	18.00%	9.00%
16.00%	8.00%	12.50%	36.50%	19.00%	9.50%
17.00%	8.50%	13.00%	41.00%	20.00%	10.00%

*	Accruals for achieving sales growth are subject to achieving minimum specified levels of return on sales and return on assets.

      Each officer’s individual bonus is discretionary, with the Chief Executive Officer determining bonuses for officers other than himself and the Compensation Committee fixing the bonus, if any, for the Chief Executive Officer. In fixing any officer’s bonus, the officer’s individual performance in achieving his or her corporate objectives for the year is compared with a targeted bonus amount based upon scope of responsibility. The overall bonus targets are generally 70%, 50%, 40% and 30% of Base Salary for the Chief Executive Officer, Senior Executive and Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents, respectively. Achievement of these targets would require exceptional corporate and individual performance.

      Long Term Incentives are viewed as a tool for retaining executives while motivating them in ways consistent with the interests of long term holders of the Company’s stock. Historically, the Company has used the award of stock options as the best way to achieve these goals. Annual grants have been awarded early in each year based upon position and rank. Pursuant to the Compensation Plan, annual grants have been set at 125,000, 100,000, 75,000, 50,000 and 25,000 for the Chief Executive Officer, Senior Executive Vice Presidents, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, respectively. These amounts were set by the Compensation Committee after a review of practices at other relevant companies. Options are to be priced at the market value of the stock on the date of grant and vest over time. In anticipation of changes to the accounting treatment of options, the Company is currently reviewing alternatives to stock options for the years 2004 and forward.

      Under the Compensation Plan, the portion of total compensation intended to come from each element varies with position and rank. It is intended that total compensation should increase with position and rank. At the same time, it is also intended that a greater percentage of an executive’s compensation should be tied to corporate and individual performance, and therefore at risk, as position and rank increases. For the Chief Executive Officer and the Senior Executive and Executive Vice Presidents, the targeted mix of total compensation is approximately 30% Base Salary and Benefits, 20% Short Term (Annual) Incentives, and 50% Long Term Incentives. For other officers the targeted mix of total compensation is approximately 70% Base Salary and Benefits, 20% Short Term (Annual) Incentives, and 10% Long Term Incentives.

2002 Company Performance

      In 2002, the Company’s sales declined 3.0% and, excluding the effects of significant non-cash adjustments taken in 2001 and 2002 (as described on page 16 to the Company’s 2002 Annual Report to Shareholders), operating net earnings and diluted earnings per share also declined 18.9% and 14.7%, respectively. In the Committee’s view, much of the decline in sales was due to depressed market conditions. In many areas, including irons, putters and golf balls, the Company was able to achieve gains in market share in the United States, its largest market. While the Company maintained its leading U.S. market share in woods in 2002, it saw its market share and its revenues decline, in large part due to the underperformance of the Big Bertha C4 Driver product launch. Earnings were negatively impacted by losses from the golf ball business and obsolete inventory provisions for the C4 Driver, along with lower sales. Successes in 2002 included a 20% growth in U.S. golf ball market share, the unprecedented achievement of a U.S. market share of greater than 50% in putters, the successful launch of the Callaway Golf apparel line through licensee Ashworth, Inc., and record sales years in the European, Canadian and Australian subsidiaries. In addition, the Chief Executive Officer and senior management assisted the Board with a full governance review in light of regulatory and legislative reactions to recent corporate scandals. In this important area of corporate performance, the Committee feels that the Company has been very well served since its founding through the services of a leadership team that is highly ethical and honest. Finally, management spent a significant amount of time and effort in 2002 addressing possible actions that would end losses currently being experienced in the golf ball business. These efforts are not expected to show significant benefits in terms of earnings until 2004. The Company finished the year with over $100 million in cash and cash equivalents and essentially no debt.

      The Compensation Committee and the Option Committee considered all of these factors, as well as others, in setting executive officers’ compensation consistent with the Compensation Plan.

2002 Executive Compensation

      Consistent with the Company’s Compensation Plan, executive compensation in 2002 was tied to corporate and individual performance. The three key elements of executive compensation were Base Salary and Benefits, Short Term (Annual) Incentives, and Long Term Incentives. The executive officers were also eligible to participate in the Company’s employee benefit plans, including health, deferred compensation and retirement plans.

2002 Base Salaries and Benefits

      As noted above, base salaries are set by the Compensation Committee after considering the recommendations of the Chief Executive Officer, the level of responsibility of the executive officer, the executive officer’s overall performance, and competitive market conditions. In general, executive officer base salaries are increased only where an officer meets one of the following criteria: (1) the officer’s base salary is below an equitable level given the officer’s role and performance, (2) the officer’s responsibility has been increased or (3) the officer’s employment agreement requires an increase. During 2002, no executive officer received an increase in Base Salary. As a part of a general change for all employees, the executive officers received the right to participate in the Company’s new Paid Time Off Program in lieu of vacation beginning in 2002. Base salaries paid to the named executive officers are set forth under the section “Compensation of Executive Officers — Summary Compensation Table” in this Proxy Statement.

2002 Short Term (Annual) Incentives

      In addition to Base Salary and Benefits, the executive officers are generally eligible to receive Short Term (Annual) Incentive compensation in the form of an annual cash bonus pursuant to the Compensation Plan discussed above. These bonuses are dependent upon the Company’s and the officer’s performance.

      In 2002, the Officer Bonus Pool was accrued at the rate of 19.72% of total compensation for eligible executives based upon achievement of certain corporate performance levels for return on sales and return on assets. No accrual was made based upon growth in sales. Because full corporate targets were not achieved, targets for Short Term Incentives for each level of officer were adjusted downward accordingly, resulting in targets of 34.6%, 23.0%, 18.4% and 13.8% of Base Salary for the Chief Executive Officer, Senior Executive and Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents, respectively. Individual bonuses were fixed above, at or below targets based upon the Chief Executive Officer’s and the Committee’s assessment of an individual’s personal performance and contribution during the year. The Chief Executive Officer fixed the bonuses for the officers other than himself (with the consent of the Committee), and the Committee fixed the bonus for the Chief Executive Officer. Bonus amounts paid to the named executive officers are set forth under the section “Compensation of Executive Officers — Summary Compensation Table” in this Proxy Statement.

2002 Long Term Incentives

      Consistent with the Company’s Compensation Plan, the Company granted stock options in 2002 for the purpose of attracting, retaining and motivating its executive officers in ways consistent with the interests of its long term shareholders. As set forth in the Compensation Plan, executive officers of the Company were granted options based on their level of responsibility for the Company’s short- and long-term profitability, growth and return to shareholders. The grants given to the named executive officers are set forth in the section entitled “Compensation of Executive Officers — Option Grants in 2002” in this Proxy Statement.

Chief Executive Officer Compensation

      Mr. Drapeau’s compensation was determined by the Compensation Committee and the Option Committee. His base salary was determined in accordance with the terms of his employment agreement, as amended, which the Compensation Committee approved. See above, “Compensation of Executive Officers — Employment Agreements and Termination of Employment Arrangements.” In addition to his base salary, Mr. Drapeau participates in various employee and executive benefit plans, as set forth above.

      Mr. Drapeau’s bonus for 2002 was discretionary, and was established by the Compensation Committee based upon the same factors that were considered in setting the bonuses for the other executive officers. After due consideration, the Compensation Committee approved a bonus of $250,000 for 2002 in recognition of Mr. Drapeau’s leadership of the management team, including actions taken to reduce the Company’s costs in light of depressed industry conditions and his implementation of Six Sigma initiatives.

      The following chart shows the bonuses paid to Mr. Callaway as Chief Executive Officer for 1999 and 2000, and to Mr. Drapeau as Chief Executive Officer for 2001 and 2002, along with the Company’s performance in the three areas used by the Compensation Committee as guides for fixing executive officer bonuses:

	Growth	Return on	Return on
Year	in Sales	Sales	Assets	CEO Bonus

1999	2.27%	7.69%	8.44%	$500,000
2000	16.49%	9.67%	13.13%	$600,000
2001	-2.56%	8.89%	11.50%	$275,000
2002	-2.95%	7.43%	9.10%	$250,000

      In addition to his base salary and bonus in 2002, Mr. Drapeau received a stock option grant to purchase 125,000 shares of the Company’s Common Stock consistent with the Compensation Plan. These options were priced at the market value of the stock on the date of grant and will vest over time in accordance with the Company’s usual practices.

Company Policy Regarding Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1.0 million paid for any fiscal year to the corporation’s chief executive officer or to any of the four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although the Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation, compensation may be paid which is not deductible in circumstances where sound management of the Company so requires. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

      Notwithstanding the foregoing, the Compensation Committee believes no compensation was paid by the Company in 2002 that did not qualify for deductibility.

Summary

      In 2002, the Company’s sales, operating net income and earnings per diluted share declined, and aggregate executive officer compensation declined as well. In each case, executive officer compensation was based upon, and consistent with, the Company’s Compensation Plan. It is the opinion of the Compensation Committee and the Option Committee that the Company’s executive officers very much earned their compensation in 2002, to the benefit of the Company and its shareholders.

      Additional information concerning the salary, bonus, and stock awards for the Company’s most highly compensated executive officers can be found in the tables appearing under the section “Compensation of Executive Officers” in this Proxy Statement.

      Information contained in this report regarding past performance of the Company should under no circumstances be construed as a prediction, forecast, or projection by the Company of future results, and no assurance can be given that the Company will or will not achieve or maintain any particular performance level.

COMPENSATION AND MANAGEMENT	STOCK OPTION COMMITTEE
SUCCESSION COMMITTEE	(EMPLOYEE PLANS)
Richard L. Rosenfield, Chair	Richard L. Rosenfield, Chair
William C. Baker	William C. Baker
Ronald S. Beard
Vernon E. Jordan, Jr.

The preceding “Report of the Compensation and Management Succession Committee and the Stock Option Committee (Employee Plans) of the Board of Directors” addresses the Company’s practices for fiscal year 2002 as they affected the Company’s Chief Executive Officer and its other executive officers, including the named executive officers in this Proxy Statement. This report shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

PERFORMANCE GRAPH

      The following graph presents a comparison of the cumulative total shareholder return since December 31, 1997 of the Company’s Common Stock, the Standard & Poor’s 500 Index and the Standard & Poor’s 400 Midcap Index. The graph assumes an initial investment of $100 at December 31, 1997 and reinvestment of all dividends.

Total Cumulative Shareholder Return Since December 31, 1997

	1997	1998	1999	2000	2001	2002

Callaway Golf	100.000	36.530	64.470	69.150	72.120	50.790
S&P 500	100.000	128.580	155.630	141.460	124.660	97.120
S&P 400 Midcap	100.000	119.090	136.590	160.510	159.550	136.390

The Callaway Golf Company index is based upon the closing price of Callaway Golf Company Common Stock at December 31, 1997, of $28.56 and closing prices on December 31, 1998, 1999, 2000, 2001 and 2002 of $10.25, $17.69, $18.63, $19.15 and $13.25 respectively. Prices have been adjusted for all stock splits.

The preceding performance graph shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall it be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s directors, Section 16 officers, and greater than 10% beneficial owners to file initial reports of ownership (on Form 3) and periodic reports of changes in ownership (on Forms 4 and 5) of Company securities with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on its review of copies of such forms (and any amendments to such forms) and such written representations regarding compliance with such filing requirements as were received from its directors, executive officers and greater than 10% beneficial owners (if any), the Company believes that all such Section 16(a) reports were filed on a timely basis during 2002, except that due to an oversight, Mr. Kobayashi’s spouse’s January 21, 2002 transaction was not reported until May 2002.

ANNUAL REPORT

      A copy of the Company’s 2002 Annual Report, including financial statements, is being mailed with this Proxy Statement to shareholders of record on the Record Date, but such report is not incorporated herein and is not deemed to be a part of this Proxy Statement.

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY AT CALLAWAY GOLF COMPANY, ATTN: INVESTOR RELATIONS, 2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA 92008.

SHAREHOLDER PROPOSALS

      If a shareholder desires to nominate someone for election to the Board of Directors at, or to bring any other business before, the 2004 annual meeting of shareholders, then in addition to any other applicable requirements, such shareholder must give timely written notice of the matter to the Secretary of the Company. To be timely, written notice must be delivered to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of this year’s 2003 Annual Meeting of Shareholders, provided, however, that in the event that the date of the 2004 annual meeting is more than 30 days before or more than 60 days after such anniversary date, then such notice to be timely must be delivered to the Secretary not more than 120 days prior to the 2004 annual meeting and not less than (i) 90 days prior to such annual meeting or (ii) 10 days following the date of the first public announcement of the scheduled date of the 2004 annual meeting. Any such notice to the Secretary must include all of the information specified in the Company’s Bylaws.

      If a shareholder desires to have a proposal included in the Company’s proxy statement and proxy card for the 2004 annual meeting of shareholders, then, in addition to the notices required by the immediately preceding paragraph and in addition to other applicable requirements (including certain rules and regulations promulgated by the Securities and Exchange Commission), the Company must receive notice of such proposal in writing at the Company’s principal executive offices in Carlsbad, California no later than December 31, 2003, provided, however, that if the date of the 2004 annual meeting of shareholders is more than 30 days before or after the first anniversary of this year’s Annual Meeting (i.e. the 2003 Annual Meeting of Shareholders), then such notice must be received by the Secretary of the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2004 annual meeting.

OTHER MATTERS

      Management knows of no matters other than those listed in the attached Notice of the Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the proxy will vote all proxies given to them in accordance with the recommendation of the Board of Directors.

      Each shareholder is urged to return a proxy as soon as possible. Any questions should be addressed to Callaway Golf Company, ATTN: Investor Relations, at 2180 Rutherford Road, Carlsbad, California 92008, telephone (760) 931-1771.

By Order of the Board of Directors,

Steven C. McCracken
Secretary

Carlsbad, California

April 21, 2003

Callaway Golf Company
2003 Annual Meeting of Shareholders
Tuesday, June 10, 2003
10:00am PDT

5
Del Mar Heights Rd
El Camino Real
Valley Centre Dr
El Camino Real
5
N

San Diego Marriott Del Mar Hotel
11966 El Camino Real
San Diego, CA 92130
858/523-1700

From Interstate 5:
Exit Del Mar Heights Road - Go East
At 2nd light, turn Right on El Camino Real
Turn Right to enter hotel
Follow signs to hotel self parking garage or pull up to hotel entrance for valet parking.

APPENDIX A

CALLAWAY GOLF COMPANY

     The undersigned shareholder of CALLAWAY GOLF COMPANY hereby appoints STEVEN C. McCRACKEN and BRADLEY J. HOLIDAY, or either of them, proxies of the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Callaway Golf Company to be held at the San Diego Marriott Del Mar hotel, 11966 El Camino Real, San Diego, California 92130, on June 10, 2003, at 10:00 A.M. (PDT), and at any adjournments or postponements thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting; provided, however, that such proxies, or either of them, shall have the power to cumulate votes and distribute them among the nominees listed in the manner directed herein, as they see fit, and to drop any such nominees, in order to ensure the election of the greatest number of such nominees.

     THIS PROXY/ VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/ VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE HEREOF. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY THE 401(K) PLAN SPONSORED BY CALLAWAY GOLF COMPANY, THEN THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS TO THE TRUSTEE OF SUCH PLAN AND IF YOU DO NOT SIGN AND RETURN THIS CARD, SUCH SHARES WILL BE VOTED BY THE TRUSTEE IN ACCORDANCE WITH THE TERMS OF THE 401(K) PLAN AND TRUST AGREEMENTS. THE TRUSTEE CANNOT GUARANTEE THAT VOTING INSTRUCTIONS RECEIVED AFTER JUNE 5, 2003 WILL BE COUNTED.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

— FOLD AND DETACH HERE —

Mark here for Address Change or Comments	☐
SEE REVERSE
SIDE

THIS PROXY/ VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.	I PLAN TO ATTEND THE MEETING	☐

1. ELECTION OF DIRECTORS: 01 Ronald A. Drapeau, 02 Samuel H. Armacost, 03 William C. Baker, 04 Ronald S. Beard, 05 John C. Cushman, III, 06 Yotaro Kobayashi and 07 Richard L. Rosenfield.

FOR all nominees listed (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.)

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held June 10, 2003 and the Proxy Statement furnished with this card.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy revokes all proxies previously given.

— FOLD AND DETACH HERE —

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 11 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/ely
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Telephone
1-800-435-6710
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage- paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at www.callawaygolf.com/2003annualmeeting

APPENDIX B

April 21, 2003

TO:	PARTICIPANTS IN THE CALLAWAY GOLF COMPANY 1999 EMPLOYEE STOCK PURCHASE PLAN AND EMPLOYEE STOCK OPTION PLANS

      The Company has issued shares of Callaway Golf Company Common Stock to a Grantor Stock Trust to fund benefits under, among other things, the above referenced stock plans. The Grantor Stock Trust will be entitled to vote 9,748,528 shares at the 2003 Annual Meeting of Shareholders. As a participant this past year in one or more of the stock plans, you have certain rights to direct the voting of these shares. Your voting rights are based upon the number of unexercised options you hold under the stock option plans and/or shares you purchased during the last twelve months under the Employee Stock Purchase Plan.

      To exercise your voting rights, please complete the enclosed green Voting Instruction Card. It directs the Trustee, Arrowhead Trust Incorporated, how to vote. YOU MUST RETURN THE VOTING INSTRUCTION CARD TO THE TRUSTEE USING THE ENCLOSED RETURN ENVELOPE PRIOR TO THE ANNUAL MEETING, WHICH WILL BE HELD ON JUNE 10, 2003, IN ORDER TO EXERCISE YOUR VOTING RIGHTS UNDER THE TRUST. THE TRUSTEE, HOWEVER, CANNOT GUARANTEE THAT VOTING INSTRUCTIONS RECEIVED AFTER JUNE 5, 2003 WILL BE COUNTED.

      Your Board of Directors recommends a vote “FOR” all of the nominees for director set forth on the green Voting Instruction Card. Information concerning these nominees is set forth in the enclosed Proxy Statement.

      You may get more than one package of materials regarding the upcoming Annual Meeting. For example, if as of April 11, 2003 you owned any shares of the Company’s Common Stock, either directly or indirectly through the Company’s 401(k) Plan, you will receive a separate mailing containing a white Proxy Card/ Voting Instruction Card for these shares. YOU MUST SEPARATELY VOTE THE SHARES HELD BY YOU AS A SHAREHOLDER OR 401(K) PLAN PARTICIPANT IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED ON THE PROXY CARD/ VOTING INSTRUCTION CARD YOU RECEIVE WITH THOSE MATERIALS.

      As noted above, you may be receiving more than one copy of the Annual Report and Proxy Statement. The law requires that we mail these informational materials with each voting card. We regret any inconvenience this may cause. If you wish, you can return any extra copies to the Company’s Legal Department where they will be reused or recycled.

      If you need further assistance, please contact Barb West at (760) 931-1771. Thank you for your cooperation.

Sincerely,

Ronald A. Drapeau
Chairman of the Board, President,
and Chief Executive Officer

APPENDIX C

CALLAWAY GOLF COMPANY

Stock Plan Participant Voting Instruction Card

TO:	Arrowhead Trust Incorporated, Trustee of the Callaway Golf Company Grantor Stock Trust

With respect to the voting at the Annual Meeting of Shareholders of Callaway Golf Company to be held on June 10, 2003, or any adjournment or postponement thereof, the undersigned participant in the Callaway Golf Company Stock Option Plans and/or 1999 Employee Stock Purchase Plan hereby directs Arrowhead Trust Incorporated, as Trustee of the Callaway Golf Company Grantor Stock Trust, to vote all of the votes to which the undersigned is entitled to direct under the Trust in accordance with the following instructions:

THE VOTES TO WHICH THE UNDERSIGNED STOCK PLAN PARTICIPANT IS ENTITLED TO DIRECT UNDER THE TRUST WILL BE VOTED AS INSTRUCTED BELOW. IF NO INSTRUCTIONS ARE INDICATED, SUCH VOTES WILL BE VOTED “FOR” ALL NOMINEES LISTED BELOW.

1. ELECTION OF DIRECTORS

Nominees:	Ronald A. Drapeau, Samuel H. Armacost, William C. Baker, Ronald S. Beard, John C. Cushman, III, Yotaro Kobayashi and Richard L. Rosenfield

☐ FOR all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees listed

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

(Continued and to be signed on other side)

In their discretion, Steven C. McCracken and Bradley J. Holiday, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held June 10, 2003, and the Proxy Statement furnished herewith.

Signature
Please sign exactly as name appears hereon.

Date _______________________________, 2003

PLEASE MARK, DATE, SIGN AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE TRUSTEE CANNOT GUARANTEE THAT INSTRUCTIONS RECEIVED AFTER JUNE 5, 2003 WILL BE COUNTED.

C-2